EXHIBIT 99.1

PGT Innovations to acquire Anlin Windows & Doors

NORTH VENICE, Fla. – PGT Innovations (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor spaces, announced today it has signed an agreement to acquire Anlin Industries, also known as Anlin Windows & Doors, for a purchase price of approximately $126 million. Anlin Windows & Doors is headquartered in Clovis, CA and is recognized by dealers and customers as a top western region brand in the vinyl replacement windows and doors market. Anlin Windows & Doors has also been ranked as a Top 100 Manufacturer by Window & Door Magazine for over 20 years and a 5-star consumer-rated replacement vinyl window manufacturer.

“This transaction is an excellent opportunity to diversify and expand our market presence across the growing West Coast region,” said Jeff Jackson, President and CEO of PGT Innovations. “Anlin Windows & Doors is 90 percent focused on the vinyl remodel and replacement market while the focus of Western Window Systems - our other Western Business Unit brand - is mainly on new home construction with aluminum products. This acquisition will allow us to better serve both markets by providing a robust product platform under one umbrella. It is also a geographically-strategic addition to complement our western growth strategy.”

Anlin Windows & Doors will operate under the Western Business Unit of PGT Innovations. Anlin Windows & Doors’ CEO John Maloney will remain at the company in an advisory role with Mark Maloney assuming the role of Vice President and General Manager of Anlin Windows & Doors effective as of the closing of the transaction, which is expected to occur in early Q4.

“In order for us to continue to be the best of breed company that we have become, it was apparent to our leadership team that we had to align ourselves strategically with the resources and technology that PGT Innovations can offer,” said John Maloney, CEO of Anlin Windows & Doors. “To continue to lead in the market, this acquisition is a natural fit to associate ourselves with a great, national, leading edge company in both the impact window and door market and the indoor-outdoor living market.”

“This is a tremendous opportunity for teams at both companies with a long lifespan for great growth potential,” said Jeff Jackson. “I am very excited to welcome Anlin’s 460-plus team members to our PGT Innovations’ family of brands.”

“One thing that stood out to our leadership team about PGT Innovations is their culture of putting people first. Primarily, the opportunities they provide for folks to promote from within and their tremendous benefits package from a human resources perspective. Their culture dovetails nicely with what we’ve done here at Anlin, and from that aspect, our philosophies are very much the same,” said John Maloney.

Anlin generated approximately $106 million in sales during the trailing twelve months ending in July 2021, with a mid-teen adjusted EBITDA. PGT Innovations paid approximately 8.5x pre-synergies and expects the transaction to be accretive. Additionally, PGT Innovations has committed senior secured financing to fund the transaction.

Advisors

Davis Polk & Wardwell LLP is serving as legal counsel and Truist Bank is serving as financial advisors for PGT Innovations.  Sullivan McGregor & Doer LLP is serving as legal counsel and Wood Warren is serving as financial advisor for Anlin Windows & Doors.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. Headquartered in Venice, Fla., PGT Innovations’ national footprint includes 15 facilities and a multichannel distribution / dealer platform with more than 5,000 employees.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market. The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Eze-Breeze®, CGI Commercial, NewSouth Window Solutions and a 75 percent ownership stake in Eco Window Systems. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

About Western Window Systems
Western Window Systems, part of PGT Innovations’ family of brands, designs and manufactures moving glass walls and windows that bring indoor and outdoor spaces together. Inspired by contemporary living, our high-quality products are available in custom sizes, standardized sets, and massive dimensions for unlimited design possibilities in residential, multi-family, and commercial projects. From superior craftsmanship and timeless design to exceptional customer service, Western Window Systems is a preferred choice of architects, builders, and homeowners throughout North America. For additional information, visit www.westernwindowsystems.com.

About Anlin Windows and Doors

Anlin Windows and Doors is a California-based top brand for vinyl windows and doors in the remodel and replacement market. Anlin Windows and Doors produces energy-efficient windows and doors with leading edge, energy saving technology, outstanding noise reduction, with exceptional quality, design and beauty. The business provides consumer driven specialty products such as hinged patio doors with flexible options like in glass pet doors. Anlin’s commitment to quality, features, benefits and service has allowed the company to remain a leader in the vinyl window and door market. For more information, visit www.anlin.com.

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PGT Innovations Contacts

Investor Relations

Brad West

Interim Chief Financial Officer and SVP, Corporate Development and Treasurer

BWest@PGTInnovations.com

941-480-1600

Media Relations

Stephanie Cz, Corporate Communications and PR Manager

SCz@PGTInnovations.com

941-480-1600